Exhibit 99.1

   Allegheny Technologies and Boeing Sign Long-Term Titanium Products Supply
                                   Agreement

    PITTSBURGH--(BUSINESS WIRE)--Oct. 16, 2006--Allegheny Technologies Incorporated (NYSE: ATI) announced today that it has signed a long-term agreement with The Boeing Company (NYSE:BA) for the supply of titanium products for commercial aerospace applications. The expected total revenue under the agreement at base prices from 2007 through 2015 is approximately $2.5 billion. The aerospace titanium mill products covered by the agreement include ingot, billet, bar, rectangle, plate, and sheet.

    "We are pleased to be a key contributor to Boeing's long-term commercial aerospace growth plan," said Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "ATI is investing to grow our titanium sponge, melting, and finishing capabilities to help meet the robust global demand for titanium products. Through this long-term agreement ATI becomes a major supplier to The Boeing Company.

    "As a key supplier to the aerospace markets for nearly 50 years, ATI has consistently invested in technological innovation and improvement in quality and customer support systems. ATI's position as a secure and reliable producer coupled with our strategic growth initiatives allows us to fully support our aerospace jet engine customers and provide significant growth for ATI's aerospace titanium products to the airframe market."

    Allegheny Technologies previously announced capital investments for titanium sponge and further expansion of its titanium melt and finishing capabilities for both long products and flat-rolled products.

    Allegheny Technologies has scheduled a conference call with investors to discuss third quarter 2006 results and market conditions on Wednesday October 25, 2006 at 1:00 pm. The conference call will be conducted after the Company's planned release of third quarter 2006 results. The conference call will be broadcast at www.alleghenytechnologies.com. To access the broadcast, go to the home page and select "Conference Call". In addition, the conference call will be broadcast through CCBN.com.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.0 billion during the most recent four quarters ending June 30, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield
             412-394-3004